                                                                    EXHIBIT 23.1


                      CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the inclusion and incorporation by reference in the registration statement of United Payors & United Providers, Inc. on Form S-3 (File No. 333-74425) of our report, dated February 12, 1999, except for Note 12, as to which the date is February 25, 1999, on our audits of the consolidated financial statements of United Payors & United Providers, Inc. as of December 31, 1998 and 1997, and for the years ended December 31, 1998, 1997 and 1996, which report is also included in the United Payors & United Providers, Inc. Annual Report on Form 10-K. We also consent to the reference to our firm under the caption "Experts".

                                    /s/ PricewaterhouseCoopers LLP

                                    PricewaterhouseCoopers LLP



Washington, D.C.
April 22, 1999